Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated February 22, 2024 relating to the financial statements of Vulcan Materials Company (the “Company”) and the effectiveness of the Company’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Vulcan Materials Company for the year ended December 31, 2023, and to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Deloitte & Touche LLP

Birmingham, Alabama

March 8, 2024